Suite 1201-1111 W. Hastings Street

Vancouver, B.C., Canada, V6E 2J3

Tel: (604) 331-1757  Fax: (604) 669-5193

(TSX-V) – DRK

(OTCBB) – DRKOF

Form 20F File No. 0-30072

May 26, 2004

(Vancouver, B.C.; May 26, 2004) Derek Oil & Gas Corporation (“Derek”) reported today that stock options have been granted under Derek’s stock option plan to a Derek officer and a Derek consultant to purchase up to 150,000 common shares for a period of five years, commencing on May 27, 2004 and expiring on May 26, 2009.

ON BEHALF OF THE BOARD

“Barry C.J. Ehrl”

President & C.E.O.

For further information please contact Investor Relations 1-888-756-0066 or (604)-331-1757

Website: http://www.derekoilandgas.com/

Corporate E-Mail: info@derekoilandgas.com

Investor Relations E-Mail: invest@derekoilandgas.com

The TSX Venture Exchange has neither approved nor disapproved the information contained herein.

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1201, 1111 W. Hastings Street, Vancouver, British Columbia, Canada, V6E2J3.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.